                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                            Armstrong Holdings, Inc.
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    042384107
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 19, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box | |.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

--------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 2 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    KELLOGG CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,765,326
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,765,326
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,765,326
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    BD
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 3 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    KELLOGG GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,765,326
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,765,326
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,765,326
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 4 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CHARLES KELLOGG
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,765,326
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,765,326
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,765,326
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 5 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    LEE KELLOGG
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    N/A
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,765,326
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,765,326
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,765,326
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    11.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 6 of 10 Pages
----------------------                                    ----------------------

         The following  constitutes  Amendment No. 1 ("Amendment  No. 1") to the
Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the Schedule
13D as specifically set forth in order to correct certain  typographical  errors contained in the Schedule 13D filed on October 20, 2006.

   The second  paragraph of Item 2 (a-c and f) is hereby amended and restated as follows:

         The  principal  business of Kellogg is  investing  in  securities.  The principal  business of Kellogg Group is serving as a non  broker-dealer  holding company for three broker-dealers, including Kellogg. The name, business address, present  principal  occupation or employment  and  citizenship of each executive officer and executive committee member of Kellogg Group is set forth on Schedule
A hereto. Kellogg has no officers or directors.

   Item 5(c) is hereby amended and restated as follows:

         (c)  Schedule B annexed  hereto  lists all  transactions  in the Shares during the past sixty days by the Reporting  Persons.  All of such  transactions were effected in the open market.

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 7 of 10 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 25, 2006                     KELLOGG CAPITAL GROUP, LLC

                                            By: /s/ Matthew Brand
                                                --------------------------------
                                            Name: Matthew Brand
                                            Title: Managing Director

                                            KELLOGG GROUP, LLC

                                            By: /s/ Matthew Brand
                                                --------------------------------
                                            Name: Matthew Brand
                                            Title: Managing Director

                                            /s/ Matthew Brand
                                            ------------------------------------
                                            MATTHEW BRAND
                                            As Attorney-In-Fact for Charles Kellogg

                                            /s/ Matthew Brand
                                            ------------------------------------
                                            MATTHEW BRAND
                                            As Attorney-In-Fact for Lee Kellogg

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 8 of 10 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

         The  name  and  present  principal  occupation  or  employment  of  the executive officers and executive committee members of Kellogg Group, LLC are set forth below. The business address of each such person is 55 Broadway, 4th Floor,
New York,  NY 10006.  All such  persons  are  citizens  of the United  States of
America.

NAME AND POSITION WITH                      PRESENT PRINCIPAL OCCUPATION
KELLOGG GROUP, LLC                          OR EMPLOYMENT
----------------------                      ----------------------------

Charles Kellogg                             Chief Executive Officer
Chief Executive Officer                     Kellogg Group, LLC
                                            and Executive Committee Member

Christopher Carey                           Executive Committee Member
Executive Committee Member                  Kellogg Group, LLC

Gregg Villany                               Executive Committee Member
Executive Committee Member                  Kellogg Group, LLC

Steve O'Grady                               Executive Committee Member
Executive Committee Member                  Kellogg Group, LLC

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 9 of 10 Pages
----------------------                                    ----------------------

                                   SCHEDULE B

               TRANSACTIONS IN THE SHARES DURING THE PAST 60 DAYS

Shares of Common Stock                Price Per                        Date of
       Purchased                        Share                          Purchase
       ---------                        -----                          --------

                           KELLOGG CAPITAL GROUP, LLC
                           --------------------------

         552,333                       $0.073                          10/2/2006
         447,667                       $0.103                          10/2/2006
          50,000                       $0.132                          10/2/2006
         942,080                       $0.113                          10/2/2006
       1,250,246                       $0.103                          10/2/2006
         342,500                       $0.094                          10/2/2006
          50,000                       $0.060                          10/2/2006
           1,000                       $0.060                          10/2/2006
             900                       $0.060                          10/2/2006
           1,000                       $0.060                          10/2/2006
           7,000                       $0.060                          10/2/2006
           9,000                       $0.060                          10/2/2006
          10,000                       $0.060                          10/2/2006
          10,000                       $0.060                          10/2/2006
          10,000                       $0.060                          10/2/2006
           1,000                       $0.060                          10/2/2006
             100                       $0.060                          10/2/2006
          30,500                       $0.060                          10/2/2006
          10,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           6,000                       $0.070                          10/2/2006
           3,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           8,000                       $0.070                          10/2/2006
          20,000                       $0.070                          10/2/2006
           1,000                       $0.070                          10/2/2006
           1,000                       $0.075                          10/2/2006
           3,000                       $0.075                          10/2/2006
          30,000                       $0.075                          10/2/2006
           1,000                       $0.075                          10/2/2006
           1,000                       $0.075                          10/2/2006
             100                       $0.078                          10/2/2006
           5,900                       $0.078                          10/2/2006

----------------------                                    ----------------------
CUSIP No. 042384107                   13D                    Page 10 of 10 Pages
----------------------                                    ----------------------

           1,000                       $0.079                          10/2/2006
           1,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
           8,000                       $0.080                          10/2/2006
           8,000                       $0.080                          10/2/2006
           1,000                       $0.080                          10/2/2006
           8,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
          15,000                       $0.080                          10/2/2006
           7,000                       $0.080                          10/2/2006
           2,000                       $0.080                          10/2/2006
           1,000                       $0.080                          10/2/2006
           1,000                       $0.080                          10/2/2006
           1,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
          15,000                       $0.080                          10/2/2006
          10,000                       $0.080                          10/2/2006
           1,000                       $0.080                          10/2/2006
           7,000                       $0.080                          10/2/2006
           2,000                       $0.080                          10/2/2006
          15,000                       $0.085                          10/2/2006
          15,000                       $0.085                          10/2/2006
           5,000                       $0.085                          10/2/2006
           5,000                       $0.085                          10/2/2006
          15,000                       $0.085                          10/2/2006
         750,000                       $0.110                          10/2/2006

                               KELLOGG GROUP, LLC
                               ------------------
                                      None

                                 CHARLES KELLOGG
                                 ---------------
                                      None

                                   LEE KELLOGG
                                   -----------
                                      None